PO Box 9005
Quakertown, PA 18951-9005
215.538.5600
1.800.491.9070
www.qnbbank.com

FOR IMMEDIATE RELEASE

QNB CORP. REPORTS

EARNINGS FOR FIRST QUARTER 2020

QUAKERTOWN, PA (April 28, 2020) QNB Corp. (the “Company” or “QNB”) (OTC Bulletin Board: QNBC), the parent company of QNB Bank, reported net income for the first quarter of 2020 of $220,000, or $0.06 per share on a diluted basis, compared to net income of $3,379,000, or $0.97 per share on a diluted basis, for the same period in 2019.

The reduction in net income and earnings per share, when comparing the two periods, is primarily due to a non-cash charge to non-interest income, a result of the decline in fair value of the equity securities portfolio held at by QNB Corp, our bank holding company.  The following table presents disaggregated net income:

	3 months ended
	3/31/2020	3/31/2019	variance
QNB Bank	2,316,000	2,676,000	(360,000)
QNB Corp	(2,096,000)	703,000	(2,799,000)
Consolidated net income	$ 220,000	$ 3,379,000	$ (3,159,000)

Total assets as of March 31, 2020 were $1,232,010,000 compared with $1,225,023,000 at December 31, 2019. Loans receivable at March 31, 2020 were $821,283,000 compared with $820,616,000 at December 31, 2019, an increase of $667,000, or 0.10%.  Total deposits at March 31, 2020 were $1,043,521,000, increasing $5,661,000, or 0.50%, compared with $1,037,860,000 at December 31, 2019.

“Our core banking business performed well during the first quarter 2020.  Loan growth slowed, but the deposit and household growth we saw in 2019 was sustained during first quarter 2020”, stated David W. Freeman, President and Chief Executive Officer. “While asset quality remains strong, we recorded additional loan loss provision, due to the decline in economic activity resulting from the economic crisis brought on by the COVID-19 pandemic.”

Net Interest Income and Net Interest Margin

Net interest income for the quarter ended March 31, 2020 totaled $9,163,000, an increase of $327,000 from the same period in 2019. The net interest margin was 3.18% for the first quarter of 2020 and 2019.  The yield on earning assets was 3.92% for the first quarter 2020, a decrease of 12 basis points from 4.04% in the first quarter of 2019. The cost of interest-bearing liabilities decreased 14 basis points to 0.92% for the first quarter ended March 31, 2020, compared with 1.06% for the same period in 2019.

Asset Quality, Provision for Loan Loss and Allowance for Loan Loss

QNB recorded a $500,000 provision for loan losses in the first quarter of 2020 compared with $225,000 in the first quarter 2019.  QNB's allowance for loan losses of $10,334,000 represents 1.26% of loans receivable at March 31, 2020 compared to $9,887,000, or 1.20% of loans receivable at December 31, 2019, and $9,015,000, or 1.12% of loans receivable at March 31, 2019. Net loan charge-offs were $53,000 for the first quarter of 2020, or 0.03% annualized of total average loans, compared with of $44,000, or 0.02% for the first quarter of 2019.

Total non-performing loans, which represent loans on non-accrual status, loans past due 90 days or more and still accruing interest and restructured loans were $15,861,000, or 1.93% of loans receivable at March 31, 2020, compared with $16,464,000, or 2.01% of loans receivable at December 31, 2019, and $9,753,000, or 1.21% of loans receivable at March 31, 2019. In cases where there is a collateral shortfall on impaired loans, specific impairment reserves have been established based on updated collateral values even if the borrower continues to pay in accordance with the terms of the agreement.  At March 31, 2020, $4,172,000, or approximately 37% of the loans classified as non-accrual are current or past due less than 30 days.    At March 31, 2020, commercial substandard or doubtful loans totaled  $15,173,000, a decrease of $749,000 from the $15,922,000 reported at December 31, 2019 and an increase of $452,000, from the $14,721,000 reported at March 31, 2019.

Non-Interest Income

Total non-interest loss was ($1,571,000) for the first quarter of 2020, a decrease of $3,880,000 compared with the same period in 2019, due primarily to a  decrease in the fair value of the equity securities portfolio, when comparing the two periods. The equities portfolio comprises blue-chip large-capitalized stocks, providing a taxable equivalent dividend yield of 3.26%.   The performance of the portfolio during the first quarter of 2020 is commensurate with the overall performance of the U.S. stock market.  The unrealized loss in the portfolio was $2,940,000 at March 31, 2020, compared with an unrealized gain of $976,000 at March 31, 2019. The estimated cumulative contribution (realized and unrealized net gains, plus dividends) of the equities portfolio to earnings per share from January 1, 2008 through March 31, 2020 is $1.10 per share.

Excluding the change in fair value of equities, net interest income increased $36,000, or 2.7% when comparing the two periods.  Increases in non-interest income comprise; fees for services to customers, ATM and debit card income, and net gain on sale of loans, which increased $18,000, $18,000, and $60,000, respectively, in first quarter 2020 compared with the same period in 2019.

Retail brokerage and advisory income and net gain on sale of securities decreased $28,000 and $6,000, respectively, when comparing the two periods. Other fee income decreases include $12,000 recorded for the broker-dealer conversion cost reimbursement, $12,000 in check sales to depositors and $9,000 in mortgage servicing fees.

Non-Interest Expense

Total non-interest expense was $7,278,000 for the first quarter of 2020, increasing $554,000, or 8.2% from $6,724,000  for the same period in 2019.  Salaries and benefits expense increased $291,000, or 7.7%, to $4,072,000 when comparing the two quarters.  Salary expense and related payroll taxes increased $305,000, or 9.8%, to $3,431,000 during the first quarter 2020 compared to the same period in 2019.  Medical premiums and post-retirement life insurance benefit expense decreased $26,000 and $26,000, respectively, while retirement plan expense increased $34,000 during the same period.   Net occupancy and furniture and equipment expense increased $136,000, or 12.8%, to $1,198,000 for the first quarter 2020, due primarily to increased depreciation of building and equipment of $69,000 and increased premises and equipment leasing expense totaling $46,000, when compared to first quarter 2019, as QNB’s newest Allentown location was not opened until third quarter and the Upper Perkiomen Branch had not yet relocated until fourth quarter 2019. Other non-interest expense increased $127,000, or 6.8%, when comparing first quarter 2020 with first quarter 2019, due to an increase in marketing expense and bank share taxes of $85,000 and $72,000.

Income tax benefit was $406,000 in the first quarter 2020, compared to a provision of $817,000 in the first quarter 2019 due to decreased pre-tax income.

About the Company

QNB Corp. is the holding company for QNB Bank, which is headquartered in Quakertown, Pennsylvania. QNB Bank currently operates twelve branches in Bucks, Montgomery and Lehigh Counties and offers commercial and retail banking services in the communities it serves.  More information about QNB Corp. and QNB Bank is available at www.qnbbank.com.

Forward Looking Statement

This press release may contain forward-looking statements as defined in the Private Securities Litigation Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors. Such factors include the possibility that increased demand or prices for the Company’s financial services and products may not occur, changing economic and competitive conditions, technological developments, and other risks and uncertainties, including those detailed in the Company’s filings with the Securities and Exchange Commission, including "Item lA. Risk Factors," set forth in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2019. You should not place undue reliance on any forward-looking statements. These statements speak only as of the date of this press release, even if subsequently made available by the Company on its website or otherwise. The Company undertakes no obligation to update or revise these statements to reflect events or circumstances occurring after the date of this press release.

Contacts:	David W. Freeman	Janice S. McCracken Erkes
	President & Chief Executive Officer	Chief Financial Officer
	215-538-5600 x-5619	215-538-5600 x-5716
	dfreeman@qnbbank.com	jmccracken@qnbbank.com

QNB Corp.
Consolidated Selected Financial Data (unaudited)

(Dollars in thousands)

Balance Sheet (Period End)	3/31/20	12/31/19	9/30/19	6/30/19	3/31/19
Assets	$1,232,010	$1,225,023	$1,245,863	$1,212,005	$1,203,126
Cash and cash equivalents	46,489	17,608	20,787	14,068	13,708
Investment securities
Available-for-sale	327,325	349,710	361,157	347,728	344,367
Equities	9,417	9,164	5,850	6,898	10,482
Loans held-for-sale	216	977	240	-	-
Loans receivable	821,283	820,616	830,556	817,593	804,528
Allowance for loan losses	(10,334)	(9,887)	(9,494)	(9,164)	(9,015)
Net loans	810,949	810,729	821,062	808,429	795,513
Deposits	1,043,521	1,037,860	1,048,189	1,030,661	1,034,614
Demand, non-interest bearing	146,143	146,270	150,944	149,591	139,970
Interest-bearing demand, money market and savings	682,303	656,014	661,414	646,759	671,925
Time	215,075	235,576	235,831	234,311	222,719
Short-term borrowings	43,265	55,931	69,945	59,048	49,897
Long-term borrowings	10,000	-	-	-	-
Shareholders' equity	124,613	120,717	118,985	115,878	110,360

Asset Quality Data (Period End)
Non-accrual loans	$11,134	$11,704	$12,445	$7,668	$7,706
Loans past due 90 days or more and still accruing	-	-	-	-	-
Restructured loans	4,727	4,760	1,643	2,009	2,047
Non-performing loans	15,861	16,464	14,088	9,677	9,753
Non-performing assets	$15,861	$16,464	$14,088	$9,677	$9,753

Allowance for loan losses	$10,334	$9,887	$9,494	$9,164	$9,015

Non-performing loans / Loans excluding held-for-sale	1.93%	2.01%	1.70%	1.18%	1.21%
Non-performing assets / Assets	1.29%	1.34%	1.13%	0.80%	0.81%
Allowance for loan losses / Loans excluding held-for-sale	1.26%	1.20%	1.14%	1.12%	1.12%

QNB Corp.
Consolidated Selected Financial Data (unaudited)

(Dollars in thousands, except per share data)	Three months ended,
For the period:	3/31/20	12/31/19	9/30/19	6/30/19	3/31/19

Interest income	$11,331	$11,600	$11,817	$11,712	$11,289
Interest expense	2,168	2,435	2,635	2,601	2,453
Net interest income	9,163	9,165	9,182	9,111	8,836
Provision for loan losses	500	375	550	150	225
Net interest income after provision for loan losses	8,663	8,790	8,632	8,961	8,611
Non-interest income:
Fees for services to customers	411	444	432	422	393
ATM and debit card	488	548	533	519	470
Retail brokerage and advisory income	113	141	145	133	141
Net gain on investment securities available-for-sale	-	192	973	584	6
Unrealized (loss)/gain on available for sale equity securities	(2,940)	504	(305)	(405)	976
Net gain on sale of loans	81	83	63	28	21
Other	276	298	303	373	302
Total non-interest income	(1,571)	2,210	2,144	1,654	2,309
Non-interest expense:
Salaries and employee benefits	4,072	4,452	4,063	3,790	3,781
Net occupancy and furniture and equipment	1,198	1,254	1,123	1,097	1,062
Other	2,008	1,926	1,769	1,906	1,881
Total non-interest expense	7,278	7,632	6,955	6,793	6,724
Income before income taxes	(186)	3,368	3,821	3,822	4,196
Provision for income taxes	(406)	623	731	679	817
Net income	$220	$2,745	$3,090	$3,143	$3,379

Share and Per Share Data:
Net income - basic	$0.06	$0.78	$0.88	$0.90	$0.97
Net income - diluted	$0.06	$0.78	$0.88	$0.90	$0.97
Book value	$35.29	$34.30	$33.92	$33.09	$31.59
Cash dividends	$0.34	$0.33	$0.33	$0.33	$0.33
Average common shares outstanding - basic	3,522,667	3,509,766	3,501,771	3,494,620	3,486,786
Average common shares outstanding - diluted	3,525,455	3,515,830	3,507,317	3,502,111	3,494,429

Selected Ratios:
Return on average assets	0.07%	88.00%	1.00%	1.05%	1.15%
Return on average shareholders' equity	0.73%	9.06%	10.39%	10.91%	12.09%
Net interest margin (tax equivalent)	3.18%	3.11%	3.14%	3.20%	3.18%
Efficiency ratio (tax equivalent)	93.70%	66.01%	60.34%	61.97%	59.28%
Average shareholders' equity to total average assets	9.96%	9.75%	9.63%	9.61%	9.54%
Net loan charge-offs (recoveries)	$53	$(18)	$220	$1	$44
Net loan charge-offs (recoveries) - annualized /Average loans excluding held-for-sale	0.03%	-0.01%	0.11% %	0.00%	0.02%

Balance Sheet (Average)
Assets	$1,221,487	$1,232,071	$1,225,776	$1,202,406	$1,187,374
Investment securities (AFS, equities)	347,072	360,403	359,549	357,836	360,640
Loans receivable	821,695	827,103	822,738	805,538	789,737
Deposits	1,037,594	1,046,835	1,044,094	1,021,925	1,008,060
Shareholders' equity	121,684	120,158	117,984	115,551	113,304